STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

Oppenheimer Master Inflation Protected Securities Fund, LLC
A Limited Liability Company

FIRST:     The name of the limited liability company is: Oppenheimer Master Inflation Protected Securities

                 Fund, LLC.

SECOND:     The registered office of this limited liability company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:     The name and business address of the Adviser is:

OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street, 11th Floor
New York, New York 10281-1008

FOURTH:     This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, the Adviser of Oppenheimer Master Inflation Protected Securities Fund, LLC, has executed, signed, and acknowledged this Certificate of Formation this 28th day of April, 2010.

OppenheimerFunds, Inc.

By:  /s/ Garrett Broadrup

Name: Garrett Broadrup

Title: Vice President